Exhibit 99.1

Contact:

Wuhan General Group (China), Inc. Mr. Philip Lo, CFO Phone: + 86-27-5970-0067 (China) http://www.wuhangeneral.com

CCG Investor Relations
Ms. Linda Salo, Financial Writer
Email: linda.salo@ccgir.com
Phone +1-646-922-0894 (New York)
Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
www.ccgirasia.com

Wuhan General Appoints New Chief Executive Officer and Director
Mr. Jie Xu to Remain Chairman

Wuhan, Hubei Province, P.R.C. April 29, 2010 – Wuhan General Group (China), Inc. (Nasdaq: WUHN) ("Wuhan General" or the "Company"), a leading manufacturer of industrial blowers and turbines in China, operating through its subsidiaries, Wuhan Blower Co., Ltd. (“Wuhan Blower”), Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating”) and Wuhan Sungreen Environment Protection Equipment Co., Ltd. (“Wuhan Sungreen”), announced today the appointment of Mr. Ruilong Qi as the Company’s new Chief Executive Officer, effective as of April 23, 2010. The former Chief Executive Officer Mr. Jie Xu resigned to devote more time to his other business interests. Mr. Xu will remain Chairman of the Board.  In addition, Mr. Qi joined the Company’s Board of Directors.  Mr. Qi replaces Mr. Ge Zengke, who will continue in his role as General Manager of the Company.

Mr. Qi has more than 14 years of experience serving as Chief Executive Officer and a senior manager at several multi-million dollar manufacturing organizations in China.  Since May 2005, Mr. Qi has served as the Chairman and Chief Executive Officer of Zhong Xin Guo Lian Investment LLC, an investment and asset management company based in Beijing, China. From December 2000 to September 2004, Mr. Qi served as Chief Executive Officer of Wuhan Li Nuo Solar Energy LLC (SHA:600885), which mainly produces solar thermal conversion materials and solar photovoltaic generation materials. From December 1997 to December 2000, Mr. Qi was employed as the Chief Executive Officer and Vice President of Wuhan Cable (Group) LLC, which was the predecessor company of China Aerospace Times Electronics Co., Ltd. (SHA:600879). Mr. Qi also served as Vice President of Tian Jing New Giant International Trade LLC from April 1996 to August 1997 and as Manager of China Mechanical Equipment LLC from July 1986 to March 1996. Mr. Qi received a Bachelor’s Degree of Science in mechanical engineering from Tsinghua University in 1986.

“It is a great honor for me to join the management team of Wuhan General,” said Mr. Qi, Chief Executive Officer of Wuhan General. “I have seen the Company evolve from a state-owned enterprise into the Company it is today and I am excited to lead our growth efforts going forward.”

“We are pleased to welcome Mr. Qi to Wuhan General and I will work with him closely to ensure a smooth transition,” said Mr. Jie Xu, Chairman of the Board of Wuhan General. “We believe that he will leverage his expertise in the areas of corporate planning, strategic development and operational leadership at large scale global companies in order to strengthen our market position and place us back on a growth path.  I look forward to working with him in my current role as Chairman.”

About Wuhan General Group (China), Inc.

Through its subsidiaries, Wuhan Blower, Wuhan Generating and Wuhan Sungreen, Wuhan General is a leading manufacturer of industrial blowers and turbines in China and the Company is based in Wuhan, Hubei Province, China. Wuhan Blower is a China-based manufacturer of industrial blowers that are principal components of steam-driven electrical power generation plants. Wuhan Generating is a China-based manufacturer of industrial steam and water turbines used for electricity generation in coal, oil, nuclear and hydroelectric power plants. Wuhan Sungreen manufactures silencers, connectors and other general parts for industrial blowers and electrical equipment and produces general machinery equipment. The Company’s primary customers are from the iron and steel, power generation, petrochemical and other industries. Lead by a strong management team, Wuhan General is well recognized for its technological sophistication and quality construction of blowers and turbines. For more information, please visit www.wuhangeneral.com.

Safe Harbor Statement

Certain statements in this press release, including statements regarding our future growth, success of management transition and the abilities of our new Chief Executive Officer, may be forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in the People’s Republic of China (PRC) generally and the potential for changes in the laws of the PRC that affect our operations, our failure to meet or timely meet contractual performance standards and schedules and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the Company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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